Exhibit 99.1

3020 Old Ranch Parkway, Suite 200

Seal Beach, California 90740 USA

562.493.2804   fax: 562.546.0097

www.cleanenergyfuels.com

News Release

Clean Energy to Acquire FuelMaker Natural Gas Fueling Appliances Maker from Honda

— Acquisition Extends Clean Energy’s Natural Gas Fueling Franchise

to Small Fleets and Consumers in United States and Overseas —

Seal Beach, Calif. (September 8, 2008) — Clean Energy Fuels Corp. (Nasdaq: CLNE) has entered into a definitive agreement with American Honda Motor Co., Inc. and The FuelMaker Trust to acquire FuelMaker Corporation of Toronto, Canada for (US) $17 million in cash.  The acquisition is expected to be completed within 25 days.

FuelMaker (www.fuelmaker.com) manufactures, distributes, installs and services vehicle refueling appliances (VRA) and accessories for fueling vehicles powered by compressed natural gas (CNG).  The consumer version of the VRA is the Phill, a home refueling device that compresses natural gas from the home gas line for fueling vehicles.  Recent prices for consumers using the Phill at home in Southern California were as low as $1.60 per gallon.

“The new era of high fuel prices has created a dramatic increase in demand for lower-cost natural gas fueling in all transportation sectors, ranging from trucking to consumers,” said Andrew Littlefair, Clean Energy President and CEO.  “Due to the greater worldwide acceptance of light duty natural gas vehicles, we are broadening our strategic focus to offer fueling solutions for small fleets and consumers.  With the Phill unit, customers can fill up at home as well as at stations.”

“This acquisition also continues our business expansion outside the United States where natural gas vehicle use has risen dramatically to more than 8,000,000 vehicles worldwide,” Littlefair added.  “In Europe alone, there are many makes and models of natural gas-powered consumer vehicles produced by major manufacturers.  We expect the majority of FuelMaker’s sales to be international in the near term.”

“Clean Energy clearly has the resources and expertise to broadly market the Phill home refueling appliance and Honda believes that this transaction will serve to further enhance the convenience and attractiveness of natural gas as an alternative fuel to consumers,” said Dan Bonawitz, American Honda vice president, Corporate Planning & Logistics.

“Our industry and the world’s consumers are indebted to Honda for its foresight in supporting the FuelMaker system and helping it come successfully to market with the Phill home refueling unit, as well as for producing the Honda Civic GX natural gas vehicle — acknowledged as the cleanest production car in the world by the EPA,” Littlefair concluded.

The proprietary FuelMaker system for small fleet and home fueling is certified by gas associations in Canada, Germany, Russia, Australia, Japan, and Argentina, as well as the European Economic Community and the United States. FuelMaker has 18 U.S. patents and patent applications and 75 international patents and patent applications for state-of-the-art natural gas compression technology.

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Clean Energy is the leading provider of natural gas (CNG and LNG) for transportation in North America.  It has a broad customer base in the refuse, transit, ports, shuttle, taxi, trucking, airport and municipal fleet markets, fueling more than 14,000 vehicles daily at strategic locations across the United States and Canada. Clean Energy del Peru, Clean Energy’s Peruvian joint venture, operates the world’s largest natural gas vehicle fueling station in Lima, Peru. Information at:  www.cleanenergyfuels.com

Forward-Looking Statements  This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements, including statements regarding future sales of Fuelmaker devices, Clean Energy’s ability to successfully market the Phil home refueling device and development of the light duty and consumer natural gas vehicle and refueling market. The forward-looking statements made herein speak only as of the date of this press release and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contacts	News Media	Investors
	Christine Thomas, 310/559-4955 x103	Ina McGuinness, 310/954-1100
cthomas@cleanenergyfuels.com

North America’s leader in clean transportation